Exhibit 99

(McGladrey & Pullen Logo)
Certified Public Accountants

BLACKHAWK BANCORP, INC.
  AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002

                    BLACKHAWK BANCORP, INC. AND SUBSIDIARIES

CONTENTS                                                                  PAGE

INDEPENDENT AUDITORS' REPORTS ON THE
 FINANCIAL STATEMENTS                                                      1-2

FINANCIAL STATEMENTS

  Consolidated balance sheets                                                3
  Consolidated statements of income                                          4
  Consolidated statements of changes in stockholders' equity                 5
  Consolidated statements of cash flows                                    6-7
  Notes to consolidated financial statements                              8-35

(McGladrey & Pullen Logo)
Certified Public Accountants

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Blackhawk Bancorp, Inc. and Subsidiaries
Beloit, Wisconsin

We have audited the accompanying consolidated balance sheet of Blackhawk Bancorp, Inc. and Subsidiaries as of December 31, 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blackhawk Bancorp, Inc. and Subsidiaries as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                                  /s/McGladrey & Pullen, LLP

Madison, Wisconsin
January 28, 2003

(WIPFLI LOGO)

                                                    Independent Auditor's Report

Board of Directors
Blackhawk Bancorp, Inc.
Beloit, Wisconsin

We have audited the accompanying consolidated balance sheet of Blackhawk Bancorp, Inc. and Subsidiary as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blackhawk Bancorp, Inc. and Subsidiary at December 31, 2001, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Wipfli Ullrich Bertelson LLP

February 15, 2002
Green Bay, Wisconsin

BLACKHAWK BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

ASSETS                                                                                  2002                2001
------                                                                                  ----                ----
                                                                                     (Amounts in thousands, except
                                                                                       share and per share data)

Cash and due from banks                                                                $ 12,572            $ 11,746
Federal funds sold and securities purchased under agreements to resell                   13,120              16,000
Interest-bearing deposits in banks                                                        8,472               8,274
Available-for-sale securities                                                            83,897              42,595
Held-to-maturity secutities, at amortized cost (fair value $24,016
  and $24,172 at December 31, 2002 and 2001, respectively)                               23,002              23,735
Loans, less allowance for loan losses of $2,079
  and $2,404 at December 31, 2002 and 2001, respectively                                186,300             209,135
Office buildings and equipment, net                                                       6,770               6,716
Intangible assets                                                                         4,598               5,040
Other assets                                                                             13,646               7,034
                                                                                       --------            --------
     TOTAL ASSETS                                                                      $352,377            $330,275
                                                                                       --------            --------
                                                                                       --------            --------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits:
    Noninterest-bearing                                                                $ 35,274            $ 36,618
    Interest-bearing                                                                    227,811             212,987
                                                                                       --------            --------
        Total deposits                                                                  263,085             249,605
Short-term borrowings                                                                    13,454               6,087
Long-term borrowings                                                                     38,900              48,388
Company Obligated Mandatorily Redeemable Preferred Securities
  of subsidiary trust holding solely subordinated debentures                              7,000                   -
Other liabilities                                                                         4,140               2,454
                                                                                       --------            --------
     TOTAL LIABILITIES                                                                  326,579             306,534
                                                                                       --------            --------

Stockholders' equity
   Preferred stock, $0.01 par value, 1,000,000 shares authorized;
     none issued                                                                              -                   -
   Common stock, $0.01 par value, 10,000,000 shares authorized;
     2,507,065 and 2,371,398 shares issued as of December 31,
     2002 and 2001, respectively; 2,507,065 and 2,366,418 shares
     outstanding as of December 31, 2002 and 2001, respectively                              25                  24
   Surplus                                                                                8,698               7,555
   Retained earnings                                                                     15,788              15,447
   Accumulated other comprehensive income                                                 1,287                 773
   Treasury stock, at cost (none and 4,980 shares as of
     December 31, 2002 and 2001, respectively)                                                -                 (58)
                                                                                       --------            --------
     TOTAL STOCKHOLDERS' EQUITY                                                          25,798              23,741
                                                                                       --------            --------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $352,377            $330,275
                                                                                       --------            --------
                                                                                       --------            --------

See Notes to Consolidated Financial Statements.

BLACKHAWK BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                                              2002                2001                2000
                                                                              ----                ----                ----
                                                                                     (Amounts in thousands, except
                                                                                       share and per share data)
Interest income:
  Interest and fees on loans                                                $14,659             $18,465             $17,580
  Interest and dividends on securities:
     Taxable                                                                  3,497               3,074               3,725
     Nontaxable                                                                 853                 762                 567
  Interest on federal funds sold and securities purchased under
    agreements to resell                                                        133                  49                  27
  Interest on interest-bearing deposits in banks                                 46                  69                 154
                                                                            -------             -------             -------
          TOTAL INTEREST INCOME                                              19,188              22,419              22,053
                                                                            -------             -------             -------

Interest expenses:
  Interest on deposits                                                        5,926               8,781               9,334
  Interest on short-term borrowings                                             292                 462               1,941
  Interest on long-term borrowings                                            2,152               2,753               1,268
  Interest on Company Obligated Mandatorily Redeemable
    Preferred Securities                                                         13                   -                   -
                                                                            -------             -------             -------
          TOTAL INTEREST EXPENSE                                              8,383              11,996              12,543
                                                                            -------             -------             -------

          NET INTEREST INCOME                                                10,805              10,423               9,510

Provision for loan losses                                                     1,004               1,222               2,260
                                                                            -------             -------             -------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 9,801               9,201               7,250
                                                                            -------             -------             -------

Noninterest income:
  Service charges on deposit accounts                                         1,583               1,511               1,291
  Securities gains, net                                                         321                 132                  25
  Gain on sale of loans                                                         454                 563                 143
  Other                                                                         648                 620                 926
                                                                            -------             -------             -------
          TOTAL NONINTEREST INCOME                                            3,006               2,826               2,385
                                                                            -------             -------             -------

Noninterest expenses:
  Salaries and employee benefits                                              5,388               5,195               4,858
  Occupancy                                                                     735                 761                 650
  Equipment                                                                     927                 790                 817
  Data processing services                                                      764                 728                 758
  Advertising and marketing                                                     349                 280                 278
  Amortization of intangibles                                                   310                 497                 549
  Professional fees                                                             565                 636                 367
  Office supplies                                                               258                 283                 245
  Telephone                                                                     307                 292                 253
  Write-off of receivable                                                       271                   -                 270
  Other                                                                       1,397               1,408               1,212
                                                                            -------             -------             -------
          TOTAL NONINTEREST EXPENSES                                         11,271              10,870              10,257
                                                                            -------             -------             -------

          INCOME BEFORE INCOME TAXES                                          1,536               1,157                (622)

Income taxes (benefit)                                                          300                 293                (339)
                                                                            -------             -------             -------

          NET INCOME (LOSS)                                                 $ 1,236             $   864             $  (283)
                                                                            -------             -------             -------
                                                                            -------             -------             -------

Basic earnings (loss) per share                                             $  0.50             $  0.37             $ (0.12)
Diluted earnings (loss) per share                                              0.50                0.36               (0.12)
Weighted average common shares outstanding                                2,468,795           2,354,316           2,323,235
Weighted average common and equivalent common
shares outstanding                                                        2,476,403           2,381,361           2,365,077

See Notes to Consolidated Financial Statements.

BLACKHAWK BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                                                       Accumulated
                                                                                          Other
                                          Common                       Retained       Comprehensive    Treasury
                                          Stock         Surplus        Earnings       Income (Loss)      Stock       Total
                                          -----         -------        --------       -------------      -----       -----
                                                      (Amounts in thousands, except for share and per share data)

Balance, December 31, 1999                 $23           $7,307        $16,973           $ (858)         $(120)     $23,325
                                                                                                                    -------
Comprehensive income:
  Net loss                                   -                -           (283)               -              -         (283)
  Change in net unrealized gains
    on available-for-sale securities         -                -              -            1,556              -        1,556
  Reclassification adjustment for
    gains included in net income             -                -              -              (25)             -          (25)
  Income tax effect                          -                -              -             (571)             -         (571)
                                                                                                                    -------
       TOTAL COMPREHENSIVE INCOME                                                                                       677
                                                                                                                    -------
  Cash dividends paid - $0.48 per share      -                -         (1,117)               -              -       (1,117)
  Tax benefit of nonqualified stock
    options exercised                        -               56              -                -              -           56
  Sale of 22,925 shares of stock for the
    exercise of stock options                -               54              -                -              -           54
                                           ---           ------        -------           ------          -----      -------

Balance, December 31, 2000                  23            7,417         15,573              102           (120)      22,995
                                                                                                                    -------
Comprehensive income:
  Net income                                 -                -            864                -              -          864
  Change in net unrealized gains
    on available-for-sale securities         -                -              -            1,197              -        1,197
  Reclassification adjustment for
    gains included in net income             -                -              -             (132)             -         (132)
  Income tax effect                          -                -              -             (394)             -         (394)
                                                                                                                    -------
       TOTAL COMPREHENSIVE INCOME                                                                                     1,535
                                                                                                                    -------
  Cash dividends paid - $0.42 per share      -                -           (990)               -              -         (990)
  Tax benefit of nonqualified stock
    options exercised                        -               39              -                -              -           39
  Sale of 5,344 shares of treasury stock     -              (12)             -                -             62           50
  Sale of 23,800 shares of stock for the
    exercise of stock options                1              111              -                -              -          112
                                           ---           ------        -------           ------          -----      -------

Balance, December 31, 2001                  24            7,555         15,447              773            (58)      23,741
                                                                                                                    -------
Comprehensive income:
  Net income                                 -                -          1,236                -              -        1,236
  Change in net unrealized gains
    on available-for-sale securities         -                -              -            1,151              -        1,151
  Reclassification adjustment for
    gains included in net income             -                -              -             (321)             -         (321)
  Income tax effect                          -                -              -             (316)             -         (316)
                                                                                                                    -------
       TOTAL COMPREHENSIVE INCOME                                                                                     1,750
                                                                                                                    -------
  Cash dividends paid - $0.36 per share      -                -           (895)               -              -         (895)
  Tax benefit of nonqualified stock
    options exercised                        -               72              -                -              -           72
  Sale of 4,980 shares of treasury stock     -               (9)             -                -             58           49
  Sale of 135,667 shares of stock for the
    exercise of stock options                1            1,080              -                -              -        1,081
                                           ---           ------        -------           ------          -----      -------
BALANCE, DECEMBER 31, 2002                 $25           $8,698        $15,788           $1,287          $   -      $25,798
                                           ---           ------        -------           ------          -----      -------
                                           ---           ------        -------           ------          -----      -------

See Notes to Consolidated Financial Statements.

BLACKHAWK BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                                              2002                2001                2000
                                                                              ----                ----                ----
                                                                                         (Amounts in thousands)
Cash Flows From Operating Activities
  Net income (loss)                                                        $  1,236             $   864             $  (283)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Depreciation and amortization                                           1,330               1,414               1,421
      Provision for loan losses                                               1,004               1,222               2,260
      Gain on sale of loans                                                    (454)               (563)               (143)
      Gain on sale of mortgage servicing rights                                   -                   -                (205)
      FHLB stock dividends                                                     (155)               (146)                (82)
      Deferred income taxes                                                      57                 474                (852)
      Amortization of premiums on securities, net                               234                  72                  36
      Securities gains, net                                                    (321)               (132)                (25)
      Tax benefit of nonqualified stock options exercised                       (72)                (39)                (56)
      (Increase) decrease in accrued interest receivable                         13                 407                (453)
      (Increase) decrease in accrued interest payable                          (123)               (721)                735
      (Increase) decrease in other assets                                       577                 636                (381)
      Increase (decrease) in other liabilities                                1,517                (499)                917
                                                                           --------            --------             -------
          NET CASH PROVIDED BY OPERATIONS BEFORE LOAN
            ORIGINATIONS AND SALES                                            4,843               2,989               2,889
      Origination of loans for sale                                         (32,948)            (33,624)             (8,519)
      Proceeds from sales of loans                                           33,839              32,173               8,447
                                                                           --------            --------             -------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                           5,734               1,538               2,817
                                                                           --------            --------             -------

Cash Flows From Investing Activities
  Net (increase) decrease in interest-bearing deposits
    in banks                                                                   (197)             (7,494)              3,836
  Net (increase) decrease in federal funds sold and securities
    purchased under agreements to resell                                      2,880             (13,472)             (2,438)
  Proceeds from sales of available-for-sale securities                       15,647               4,297               4,820
  Proceeds from maturities and calls of
    available-for-sale securities                                            13,302              26,966               3,324
  Proceeds from maturities and calls of
    held-to-maturity securities                                               4,182               2,655               4,230
  Purchase of available-for-sale securities                                 (69,263)            (18,618)            (13,759)
  Purchase of held-to-maturity securities                                    (3,522)             (7,934)             (3,126)
  Purchase of FHLB stock                                                     (2,000)                (32)                  -
  Proceeds from sales of mortgage servicing rights                                -                   -                 988
  Net increase (decrease) in loans                                           20,777               8,139             (29,424)
  Purchase of bank owned life insurance                                      (5,000)                  -                   -
  Proceeds from the sale of office buildings, equipment,
    and other real estate owned                                                 537                 845                   7
  Purchase of office buildings and equipment, net                              (858)               (818)               (225)
                                                                           --------            --------             -------
          NET CASH USED IN INVESTING ACTIVITIES                            $(23,515)            $(5,466)           $(31,767)
                                                                           --------            --------             -------

BLACKHAWK BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                                              2002                2001                2000
                                                                              ----                ----                ----
                                                                                         (Amounts in thousands)
Cash Flows From Financing Activities
  Net increase (decrease) in deposits                                       $13,480            $(11,338)            $26,818
  Dividends paid                                                               (882)             (1,057)             (1,117)
  Proceeds from other borrowings                                              3,000              24,200              18,000
  Payments on other borrowings                                              (12,488)             (5,843)             (4,772)
  Issuance of Company Obligated Mandatorily Redeemable
      Preferred Securities                                                    7,000                   -                   -
  Net increase (decrease) in short-term borrowings                            7,367              (3,786)             (8,691)
  Proceeds from exercise of stock options                                     1,081                 112                  54
  Sale of treasury stock                                                         49                  50                   -
                                                                           --------            --------             -------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                          18,607               2,338              30,292
                                                                           --------            --------             -------

          NET INCREASE (DECREASE) IN CASH AND DUE
            FROM BANKS                                                          826              (1,590)              1,342

Cash and due from banks:
  Beginning                                                                  11,746              13,336              11,994
                                                                           --------            --------             -------
  Ending                                                                    $12,572             $11,746             $13,336
                                                                           --------            --------             -------
                                                                           --------            --------             -------

Supplemental Disclosures of Cash Flow Information,
  cash paid (refunded) during the year for:
  Interest                                                                   $8,506             $12,717             $12,012
  Income taxes                                                                   (9)                 43                 332

Supplemental Schedules of Noncash Investing Activities
  Change in accumulated other comprehensive income,
    unrealized gains on available-for-sale securities, net                   $  514             $   671             $   960
  Other assets acquired in settlement of loans                                  616               1,182                 422

See Notes to Consolidated Financial Statements.

BLACKHAWK BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Banking Activities:  The consolidated income of Blackhawk Bancorp,
----------------------------
Inc. (the Company) is principally from the income of its wholly owned subsidiary, Blackhawk State Bank (the Bank). The Bank grants agribusiness, commercial, residential, and consumer loans, accepts deposits, and provides trust services to customers primarily in northern Illinois and southcentral Wisconsin. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Blackhawk Statutory Trust I, also a wholly-owned subsidiary, was capitalized in December 2002 for the purpose of issuing Company Obligated Mandatorily Redeemable Preferred Securities. Additionally the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examination by those regulatory agencies.

Use of Estimates:  In preparing consolidated financial statements in conformity
----------------
with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets. The fair value disclosure of financial instruments is an estimate that can be computed within a range.

Consolidation:  The consolidated financial statements include the accounts of
-------------
the Company and its wholly-owned subsidiaries. The Bank includes the accounts of its wholly owned subsidiaries, Nevahawk Investment, Inc., RSL, Inc., and First Financial Services, Inc. RSL, Inc. includes the accounts of its wholly owned subsidiary Midland Acceptance Corporation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Presentation of Cash Flows:  For purposes of reporting cash flows, cash and due
--------------------------
from banks include cash on hand and amounts due from banks. Cash flows from federal funds sold and securities purchased under agreements to resell, interest-bearing deposits in banks, loans, deposits, and short-term borrowings are treated as net increases or decreases.

Cash and Due From Banks:  The Bank maintains amounts due from banks which, at
-----------------------
times, may exceed federally insured limits. Management monitors these correspondent relationships.

Securities:  Debt securities that management has the positive intent and ability
----------
to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans:  Loans are stated at the amount of unpaid principal, reduced by an
-----
allowance for loan losses. Interest income is accrued on the unpaid principal balance. The accrual of interest income on loans is discontinued when, in the opinion of management, there is reasonable doubt as to the borrower's ability to meet payment of interest or principal when they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and has been paying on a timely basis for a period of time.

Mortgage Loans Held for Sale:  Mortgage loans originated and intended for sale
----------------------------
in the secondary market are carried at the lower of cost or estimated market value in the aggregate. All sales are made without recourse. The balance of mortgage loans held for sale is included in the loan balance on the financial statements.

Allowance for Loan Losses:  The allowance for loan losses is established through
-------------------------
a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is adequate to cover probable credit losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is based on past events and current economic conditions, and does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Cash collections on impaired loans are credited to the loan receivable balance and no interest income is recognized on those loans until the principal balance is current.

In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the bank to make additions to the allowance for loan losses based on their judgments of collectibility based on information available to them at the time of their examination.

Credit Related Financial Instruments:  In the ordinary course of business the
------------------------------------
Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Transfers of Financial Assets:  Transfers of financial assets are accounted for
-----------------------------
as sales, only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Office Buildings and Equipment:  Office buildings and equipment are stated at
------------------------------
cost, less accumulated depreciation. Provisions for depreciation are computed principally on a straight-line basis, over the estimated useful lives of the assets.

Intangible Assets:  The Company's intangible assets include the value of ongoing
-----------------
customer relationships (core deposits), the excess of cost over the fair value of net assets acquired (goodwill) arising from the purchase of certain assets and the assumption of certain liabilities from unrelated entities, and mortgage servicing rights. Core deposit intangibles are amortized over a 10-year period and goodwill is evaluated on an annual basis to determine impairment, if any. Any impairment in the intangibles would be recorded against income in the period of impairment. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Mortgage servicing rights are periodically evaluated for impairment.

Other Real Estate Owned:  Other real estate owned, acquired through partial or
-----------------------
total satisfaction of loans, is carried at the lower of cost or fair value less cost to sell. At the date of acquisition, losses are charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Stock-Based Compensation Plan:  At December 31, 2002, the Company had a stock-
-----------------------------
based key officer and employee compensation plan, which is described more fully in Note 9. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The table on the following page illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                Year Ended December 31,
                                                -----------------------
                                           2002           2001           2000
                                           ----           ----           ----
                                             (Amounts in thousands, except
                                                    per share data)

Net income, as reported                  $1,236           $864          $(283)
Deduct total stock-based employee
  compensation expense determined
  under fair value based method for all
  awards, net of related tax effects        (86)           (41)           (27)
                                         ------           ----          -----
       PRO FORMA NET INCOME              $1,150           $823          $(310)
                                         ------           ----          -----
                                         ------           ----          -----

Earnings (loss) per share:
  Basic:
     As reported                          $0.50          $0.37         $(0.12)
     Pro forma                             0.47           0.35          (0.13)

  Diluted:
     As reported                           0.50           0.36          (0.12)
     Pro forma                             0.46           0.35          (0.13)

In determining compensation cost using the fair value method prescribed in Statement No. 123, the value of each grant is estimated at the grant date with the following weighted-average assumptions used for grants in 2002, 2001, and 2000, respectively: dividend yield of 4 percent, 4 percent, and 5 percent; expected price volatility of 25 percent, 26 percent, and 24 percent; risk-free interest rates of 4 percent, 5 percent, and 5 percent; and expected lives of 10 years, respectively.

Income Taxes:  The Company files a consolidated federal income tax return and
------------
individual subsidiary state income tax returns. Accordingly, amounts equal to tax benefits of those companies having taxable federal losses or credits are reimbursed by the other companies that incur federal tax liabilities.

Amounts provided for income tax expense are based on income reported for financial statement purposes and, do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Trust Assets:  Property held for customers in fiduciary or agency capacities,
------------
other than cash on deposit at the Bank, is not included in the accompanying balance sheets, since such items are not assets of the Company.

Earnings Per Share:  Earnings per share of common stock have been computed based
------------------
upon the weighted average number of common stock and common stock equivalents, if dilutive, outstanding at the end of each period. In the computation of diluted earnings per share, all dilutive stock options are assumed to be exercised at the end of each period and the proceeds are used to purchase shares of the Company's common stock at the most recent trade price.

Comprehensive Income:  Accounting principles generally require that recognized
--------------------
revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Adoption of Statement of Financial Accountings Standards (SFAS) No. 142:  On
-----------------------------------------------------------------------
January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under the provisions of SFAS No. 142, goodwill is no longer subject to amortization over its useful life, but instead subject to at least annual assessments for impairment by applying a fair value based test. SFAS No. 142 also requires that an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. The Company determined that no transitional impairment loss was required at January 1, 2002. In addition, no impairment loss was required for the year ended December 31, 2002.

Had provisions of SFAS No. 142 been applied in fiscal years 2001 and 2000, the Company's net income (loss) and net income (loss) per share would have been as follows:

                                         Year Ended December 31, 2001                 Year Ended December 31, 2000
                                         ----------------------------                 ----------------------------
                                                                                                Basic         Diluted
                                                    Basic         Diluted                      Earnings       Earnings
                                      Net          Earnings       Earnings         Net           (Loss)        (Loss)
                                     Income       Per Share      Per Share        (Loss)       Per Share      Per Share
                                     ------       ---------      ---------        ------       ---------      ---------
                                                       (Amounts in thousands, except per share data)
Net income (loss):
   As reported                      $  864           $0.37          $0.36       $(283)           $(0.12)        $(0.12)
   Add: Goodwill amortization,
     net of tax                        192            0.08           0.08         190              0.08           0.08
                                    ------           -----          -----       -----            ------         ------
       PRO FORMA NET INCOME
         (LOSS)                     $1,056           $0.45          $0.44        $(93)           $(0.04)        $(0.04)
                                    ------           -----          -----       -----            ------         ------
                                    ------           -----          -----       -----            ------         ------

Current Accounting Developments:  The FASB has issued Interpretation No. 45,
-------------------------------
Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an interpretation of FASB Statement Nos. 5, 57, and 107 and rescission of FASB Interpretation No. 34. Interpretation No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of Interpretation No. 45 are applicable on a prospective basis to guarantees issued or modified after December 15, 2002. Implementation of these provisions of Interpretation No. 45 is not expected to have a material impact on the Company's consolidated financial statements. The disclosure requirements of Interpretation No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002, and have been adopted in the consolidated financial statements for December 31, 2002.

Reclassification:  Certain 2001 amounts have been reclassified to conform with
----------------
the 2002 presentation. The reclassifications had no effect on reported amounts of net income or stockholders' equity.

NOTE 2.   CASH AND DUE FROM BANKS

The Bank is required to maintain vault cash and reserve balances with Federal Reserve Bank based upon a percentage of deposits. These requirements
approximated $3,094,000 and $2,382,000   at December 31, 2002 and 2001,
respectively.

NOTE 3.   SECURITIES

Amortized costs and fair values of available-for-sale and held-to-maturity securities are summarized as follows:

                                                                       December 31, 2002
                                                                       -----------------
                                                                   Gross               Gross
                                             Amortized           Unrealized          Unrealized             Fair
                                                Cost               Gains              (Losses)             Value
                                             ---------           ----------          ----------            -----
                                                                     (Amounts in thousands)
Available-for-sale securities:
   U.S. government agencies                   $35,214             $1,552               $  -               $36,766
   Corporate securities                         3,523                101                 (7)                3,617
   Mutual funds                                 5,402                  3                  -                 5,405
   Obligations of states and
     political subdivisions                     3,957                 14                (20)                3,951
   Asset-backed securities                      1,773                  -                  -                 1,773
   Mortgage-backed securities                  31,972                456                (43)               32,385
                                              -------             ------               ----               -------
                                              $81,841             $2,126               $(70)              $83,897
                                              -------             ------               ----               -------
                                              -------             ------               ----               -------

Held-to-maturity securities:
Mortgage-backed securities                     $3,305               $144               $  -                $3,449
Obligations of states and
political subdivisions                         19,697                871                 (1)               20,567
                                              -------             ------               ----               -------
                                              $23,002             $1,015               $ (1)              $24,016
                                              -------             ------               ----               -------
                                              -------             ------               ----               -------

                                                                       December 31, 2001
                                                                       -----------------
                                                                   Gross               Gross
                                             Amortized           Unrealized          Unrealized             Fair
                                                Cost               Gains              (Losses)             Value
                                             ---------           ----------          ----------            -----
                                                                     (Amounts in thousands)
Available-for-sale securities:
   U.S. government agencies                   $30,860             $1,093               $ (7)              $31,946
   Corporate securities                         3,950                 94                 (5)                4,039
   Mutual funds                                   866                  -                 (2)                  864
   Obligations of states and
     political subdivisions                       233                  -                  -                   233
   Mortgage-backed securities                   5,460                 65                (12)                5,513
                                              -------             ------               ----               -------
                                              $41,369             $1,252               $(26)              $42,595
                                              -------             ------               ----               -------
                                              -------             ------               ----               -------

Held-to-maturity securities:
   Mortgage-backed securities                  $4,768                $42                $(5)               $4,805
   Obligations of states and
     political subdivisions                    18,967                430                (30)               19,367
                                              -------             ------               ----               -------
                                              $23,735             $  472               $(35)              $24,172
                                              -------             ------               ----               -------
                                              -------             ------               ----               -------

The amortized cost and fair value of available-for-sale and held-to-maturity securities by contractual maturity at December 31, 2002 are shown below. Maturities may differ from contractual maturities in asset and mortgage-backed securities because the assets or mortgages underlying the securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the following summary.

                                                        Available-for-Sale                       Held-to-Maturity
                                                        ------------------                       ----------------
                                                  Amortized              Fair             Amortized              Fair
                                                     Cost               Value                Cost               Value
                                                  ---------             -----             ---------             -----
                                                                          (Amounts in thousands)

Due in one year or less                            $ 6,907             $ 6,998             $ 3,143             $ 3,176
Due after one year through 5 years                  28,979              30,408              11,993              12,619
Due after 5 years through 10 years                   6,808               6,928               4,561               4,772
Due after 10 years                                   5,402               5,405                   -                   -
                                                   -------             -------             -------             -------
                                                    48,096              49,739              19,697              20,567
Asset-backed securities                              1,773               1,773                   -                   -
Mortgage-backed securities                          31,972              32,385               3,305               3,449
                                                   -------             -------             -------             -------
                                                   $81,841             $83,897             $23,002             $24,016
                                                   -------             -------             -------             -------
                                                   -------             -------             -------             -------

Proceeds from sales of available-for-sale securities during the years ended December 31, 2002, 2001, and 2000, were $15,647,000, $4,297,000, and $4,820,000, respectively. Gross gains of $321,000, $132,000, and $25,000 were recorded on those sales for the years ended December 31, 2002, 2001, and 2000, respectively. There were no losses recorded for the years ended December 31, 2002, 2001 and 2000.

Securities with a carrying value of $43,105,000 and $39,601,000 as of December 31, 2002 and 2001 respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

NOTE 4.   LOANS

Major classifications of loans as of December 31, are as follows:

                                                 2002                2001
                                                 ----                ----
                                                  (Amounts in thousands)

   Commercial                                  $ 28,255            $ 34,505
   Real estate:
        Construction                              8,916               9,806
        Mortgage                                129,610             139,377
   Consumer and other                            21,598              27,851
                                               --------            --------
                                                188,379             211,539
        Less allowance for loan losses            2,079               2,404
                                               --------            --------
             Net loans                         $186,300            $209,135
                                               --------            --------
                                               --------            --------

Changes in the allowance for loan losses for the years ended December 31, are presented as follows:

                                  2002           2001            2000
                                  ----           ----            ----
                                        (Amounts in thousands)

Balance at beginning of year      $2,404         $3,894         $1,996
   Charge-offs                    (1,389)        (2,785)          (394)
   Recoveries                         60             73             32
   Provision charged to expense    1,004          1,222          2,260
                                  ------         ------         ------
Balance at end of year            $2,079         $2,404         $3,894
                                  ------         ------         ------
                                  ------         ------         ------

The following is a summary of information pertaining to impaired loans as of December 31:

                                                        2002            2001
                                                        ----          ----
                                                      (Amounts in thousands)

       Impaired loans for which an allowance
         has been provided                              $418         $1,147
       Impaired loans for which no allowance
         has been provided                                 -              -
                                                        ----         ------
       Total loans determined to be impaired            $418         $1,147
                                                        ----         ------
                                                        ----         ------

       Allowance provided for impaired loans,
         included in the allowance for loan
         losses                                         $ 65         $  234
                                                        ----         ------
                                                        ----         ------

                                               2002         2001         2000
                                               ----         ----         ----
                                                   (Amounts in thousands)

Average investment in impaired loans           $928        $1,717       $1,005
                                               ----        ------       ------
                                               ----        ------       ------
Interest income recognized and collected
  on a cash basis on impaired loans            $ 12        $   68       $  184
                                               ----        ------       ------
                                               ----        ------       ------

Nonaccruing loans totaled $2,560,000 and $2,808,000 as of December 31, 2002 and 2001, respectively. Interest income in the amount of $156,000, $185,000, and $178,000 would have been earned on the nonaccrual loans had they been performing in accordance with their original terms during the years ended December 31, 2002, 2001, and 2000, respectively. The interest collected on nonaccrual loans and included in income for years ended December 31, 2002, 2001, and 2000 was $12,000, $177,000, and $74,000, respectively.

Certain directors and executive officers of the Company, and their related interests, had loans outstanding in the aggregate amounts of $9,807,000 and $9,251,000 at December 31, 2002 and 2001, respectively. New loans of $2,218,000 and $327,000 were made during 2002 and 2001, respectively. Repayments on these loans were $1,662,000 and $2,084,000 during 2002 and 2001, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

NOTE 5.   OFFICE BUILDINGS AND EQUIPMENT

Office buildings and equipment are summarized as follows at December 31:

                                                       2002           2001
                                                       ----           ----
                                                      (Amounts in thousands)

       Land                                           $1,404         $1,404
       Buildings and improvements                      7,133          6,991
       Furniture and equipment                         6,088          5,618
                                                      ------         ------
                                                      14,625         14,013
          Less accumulated depreciation                7,855          7,297
                                                      ------         ------
             Total office buildings and equipment     $6,770         $6,716
                                                      ------         ------
                                                      ------         ------

NOTE 6.   INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2002 and 2001:

                                                       2002           2001
                                                       ----           ----
                                                      (Amounts in thousands)

       Goodwill                                       $3,791         $3,791
       Core deposit intangibles                        2,967          2,967
                                                      ------         ------
                                                       6,758          6,758
          Less accumulated amortization                2,303          1,993
                                                      ------         ------
                                                       4,455          4,765
       Mortgage servicing rights, net                    143            275
                                                      ------         ------

          Intangible assets, net                      $4,598         $5,040
                                                      ------         ------
                                                      ------         ------

The Company's intangible assets include the excess of cost over fair value of net assets acquired (goodwill), and the value of ongoing customer relationships (core deposit intangibles) arising from the purchase of certain assets and the assumption of certain liabilities from unrelated entities. In accordance with the provisions of SFAS No. 142, goodwill of $3,791 related to the acquisition is not being amortized, but is evaluated annually for impairment. Core deposit intangibles of $2,967 are being amortized over a 10-year period. Core deposit intangible assets are periodically reviewed for impairment. Any impairment in the core deposit intangibles or goodwill would be recognized against income in the period of impairment.

The unpaid principal balance of mortgage loans serviced for others, which are not included in the consolidated balance sheet, were $15,151,000 and $26,076,000 at December 31, 2002 and 2001, respectively. During 2000, the Company sold a substantial portion of its mortgage servicing portfolio in the secondary market. Servicing rights of $529,000, along with a servicing asset that was being carried in another purchase-related intangible account of $49,000, were sold for $818,000, net of transaction costs. The carrying value of the mortgage servicing rights approximates fair market value at December 31, 2002 and 2001.

The following is an analysis of the activity for mortgage servicing rights for the years ended December 31.

                                              2002         2001          2000
                                              ----         ----          ----
                                                  (Amounts in thousands)

     Balance at beginning of year             $275         $409        $1,058
        Additions of originated mortgage
          servicing rights                       -            -            19
        Sale of mortgage servicing rights        -            -          (529)
        Amortization                          (132)        (134)         (139)
                                              ----         ----          ----
     Balance at end of year                   $143         $275          $409
                                              ----         ----          ----
                                              ----         ----          ----

NOTE 7.   DEPOSITS

Deposits consisted of the following:

                                                         December 31,
                                                         ------------
                                                      2002           2001
                                                      ----           ----
                                                    (Amounts in thousands)
       Demand deposit accounts:
          Non-interest bearing                       $35,274        $36,618
          Interest-bearing                            34,906         31,665
       Savings deposits                               25,012         25,585
       Money market investment accounts               44,652         36,605
       Time deposits and certificate accounts        123,241        119,132
                                                    --------       --------
                                                    $263,085       $249,605
                                                    --------       --------
                                                    --------       --------

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $28,872,000 and $23,511,000 at December 31, 2002 and
2001, respectively.

At December 31, 2002, the scheduled maturities of time deposits were as follows (amounts in thousands):

            Years Ending December 31,
            -------------------------
                       2003                          $66,224
                       2004                           28,359
                       2005                           17,661
                       2006                            5,395
                       2007                            5,602
                                                    --------
                                                    $123,241
                                                    --------
                                                    --------

Deposits as of December 31 include the following major customers:

                                                 2002           2001
                                                 ----           ----
                                                (Amounts in thousands)

       Customer A*<F4>                          $18,693        $15,019
       Customer B                                 8,926         16,043
       Customer C                                 5,750          2,500
                                                -------        -------
                                                $33,369        $33,562
                                                -------        -------
                                                -------        -------

*<F4>  Customer A is also considered a related party.

NOTE 8.   BORROWINGS

Borrowings consisted of the following at December 31:

                                                                          2002            2001
                                                                          ----            ----
                                                                          (Amounts in thousands)
     Short-term borrowings:
        Securities sold under agreements to repurchase                   $13,399        $ 5,037
        Line of credit                                                        55          1,050
                                                                         -------        -------
                Total short-term borrowings                              $13,454        $ 6,087
                                                                         -------        -------
                                                                         -------        -------

     Long-term borrowings:
        Term loan                                                             $-         $5,688
        Federal Home Loan Bank (FHLB) advances:
            Due during year ended December 31, 2002
              with interest rates ranging from 5.4% to 5.84%                   -          6,800
            Due during year ending December 31, 2003
              with interest rates ranging from 2.1% to 6.28%               6,600          6,000
            Due during year ending December 31, 2004
              with interest rates ranging from 2.49% to 5.63%             10,400          8,900
            Due during year ending December 31, 2005
              with interest rates ranging from 3.26% to 6.16%              7,450          7,000
            Due during year ending December 31, 2006
              with an interest rate of 3.77%                                 450              -
            Due during year ending December 31, 2008
              with an interest rate of 5.3%                                4,000          4,000
            Thereafter with rates ranging from 4.55% to 4.8%              10,000         10,000
                                                                         -------        -------
                Total long-term borrowings                               $38,900        $48,388
                                                                         -------        -------
                                                                         -------        -------

The Bank has a master contract agreement with the FHLB which provides for borrowing up to the maximum of pledged available-for-sale securities and 60 percent of the book value of the Bank's first lien 1-4 family real estate loans, or $35,386 and $48,444 at December 31, 2002 and 2001, respectively. Securities with a fair value of approximately $7,859 are also pledged as of December 31, 2002. There were no securities pledged as of December 31, 2001. The indebtedness is evidenced by a master contract dated December 8, 1993. FHLB provides both fixed and floating rate advances. Floating rates are tied to short-term market rates of interest. Fixed rate advances are priced at market rates of interest at the time of the advance, namely the rates that FHLB pays to borrowers at various maturities.

Of the borrowings maturing in 2005, $7,000 are callable quarterly, $4,000 of the borrowings maturing in 2008 have a one-time call on January 15, 2003, and of the borrowings maturing after 2008, $10,000 have options which allow the Bank the right to redeem the borrowings.

Securities sold under agreements to repurchase mature daily.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                           2002         2001
                                                           ----         ----
                                                         (Amounts in thousands)

     Average daily balance during the year                $11,924      $8,071
     Average daily interest rate during the year            1.49%       3.92%
     Maximum month-end balance during the year            $18,131     $12,599
     Weighted average rate as of December 31                0.95%       1.25%
     Securities underlying the agreements at year-end:
        Carrying value                                    $20,829     $17,671
        Estimated fair value                               21,800      18,222

At December 31, 2001, the term loan balance consisted of a $3,888,000 loan with a fixed interest rate of 6.6 percent, and a variable portion of $1,800,000 with a current rate of 4.09 percent. The loan required quarterly principal payments of $211,000 in addition to the quarterly interest payments on the fixed portion and quarterly interest only payments on the variable portion. In addition to the term loan, the Company maintained a $2 million line of credit with the same lender which had a balance of $1,050,000 with a variable rate of 3.93 percent as of December 31, 2001. This line was reduced to $1 million February 2002 through its maturity in August 2002. At maturity, the line of credit and term loan were renewed into a one-year revolving line of credit for approximately $6.3 million maturing August 30, 2003. This line of credit has a variable rate which floats with the one-month LIBOR plus 2 percent. Interest is payable quarterly. Collateral for this loan consists of the stock of the Bank. At December 31, 2002 the outstanding balance is $55,000.

A covenant placed upon the Company includes limitations on further mergers without consent of the lender. Additional covenants require the Bank's total risk-based capital ratio be at least 10 percent, the ratio of the Bank's non-performing assets plus other real estate to total loans plus other real estate to be at or below 2.25 percent, and the Bank's ratio of allowance for loan losses to non-performing loans to be at least 1 percent.

NOTE 9. COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY SUBORDINATED DEBENTURES

The Company issued all of the 7,000 authorized shares of Company Obligated Mandatorily Redeemable Preferred Securities of Blackhawk Statutory Trust I Holding Solely Subordinated Debentures. Distributions are paid quarterly. Cumulative cash distributions are calculated at 3.25 percent over the three-month LIBOR, adjusted quarterly. The Company may, at one or more times, defer interest payments on the capital securities for up to 20 consecutive quarters, but not beyond December 26, 2032. At the end of any deferral period, all accumulated and unpaid distributions will be paid. The capital securities will be redeemed on December 26, 2032; however, the Company has the option to shorten the maturity date to a date not earlier than December 26, 2007. The redemption price is $1,000 per capital security plus any accrued and unpaid distribution to the date of redemption.

Holders of the capital securities have no voting rights, are unsecured and rank junior in priority of payment to all of the Company's indebtedness and senior to the Company's capital stock.

The debentures are included on the balance sheet as liabilities; however for regulatory purposes they are allowed in the calculation of Tier 1 capital as of December 31, 2002.

NOTE 10.   STOCK BASED COMPENSATION

The Company has reserved shares of common stock for issuance to directors and key employees under incentive and non-qualified stock option plans. Options are granted at prices equal to the fair market value on the dates of grant for directors and key employees, and are exercisable in cumulative installments over a three-year period. Other pertinent information related to the plans is as follows:

                                                2002                         2001                          2000
                                                ----                         ----                          ----
                                                    Weighted                      Weighted                      Weighted
                                                     Average                       Average                       Average
                                                    Exercise                      Exercise                      Exercise
                                      Shares          Price         Shares          Price         Shares          Price
                                      ------          -----         ------          -----         ------          -----
Outstanding at beginning
  of year                             360,680         $9.87         318,180         $9.76         335,999         $9.24
Granted                                81,250          8.89          80,500          9.03          22,000          9.24
Exercised                            (135,667)         7.97         (23,800)         4.67         (22,925)         4.44
Canceled                              (79,568)        12.40         (14,200)        11.40         (16,894)         5.93
                                      -------                       -------                       -------
Outstanding at end of year            226,695          8.10         360,680          9.87         318,180          9.76
                                      -------                       -------                       -------
                                      -------                       -------                       -------

Options exercisable at
  year-end                             97,111         10.87         262,679         10.02         261,897          9.20

Weighted-average fair value
  of options granted during
  the year                                             3.23                          3.20                          1.57

The following table summarizes further information about stock options outstanding at December 31, 2002:

                              Options Outstanding                       Options Exercisable
                              -------------------                       -------------------
                                          Weighted-Average                        Weighted-Average
      Year of              Number             Exercise             Shares             Exercise
     Expiration         Outstanding            Price               Vested              Price
     ----------         -----------            -----               ------              -----
        2003               11,595              $ 4.97             11,595               $ 4.97
        2004                3,150                6.83              3,150                 6.83
        2005                3,150               10.17              3,150                10.17
        2006                3,150               11.13              3,150                11.13
        2007               12,200               11.42             12,200                11.42
        2008               22,700               15.12             22,700                15.12
        2009               11,000               13.75             11,000                13.75
        2010                8,000                9.38              5,333                 9.38
        2011               74,500                9.07             24,833                 9.07
        2012               77,250                8.86                  -                    -
                          -------                                 ------
                          226,695                8.10             97,111                10.87
                          -------                                 ------
                          -------                                 ------

NOTE 11.   INCOME TAXES

The provision for income taxes included in the accompanying consolidated financial statements for the years ended December 31, consisted of the following:

                                2002           2001           2000
                                ----           ----           ----
                                       (Amounts in thousands)

Current                         $213          $(181)          $513
Deferred                          87            474           (852)
                                ----          -----          -----
                                $300          $ 293          $(339)
                                ----          -----          -----
                                ----          -----          -----

The net deferred tax liabilities included with other liabilities in the accompanying consolidated balance sheets included the following amounts of deferred tax assets and liabilities:

                                                       2002            2001
                                                       ----            ----
                                                      (Amounts in thousands)
       Deferred tax assets:
          Allowance for loan losses                   $  816         $  943
          Accrued expenses                               338            271
          State net operating loss carryover             215            201
                                                      ------         ------
                                                       1,369          1,415
                                                      ------         ------

       Deferred tax liabilities:
          Office buildings and equipment                 461            414
          Purchase accounting adjustments                334            378
          Mortgage servicing rights                       56            108
          Unrealized gains on available-for-
            sale securities                              769            453
          Other                                          210            150
                                                      ------         ------
                                                       1,830          1,503
             Less valuation allowance                    105             75
                                                      ------         ------
                                                       1,935          1,578
                                                      ------         ------

                  Net deferred tax liability           $(566)         $(163)
                                                      ------         ------
                                                      ------         ------

A reconciliation of expected income tax expense to the income tax expense included in the consolidated statements of income for the years ended December 31, was as follows:

                                                 2002                         2001                         2000
                                                 ----                         ----                         ----
                                                        % of                          % of                          % of
                                                       Pretax                        Pretax                        Pretax
                                        Amount         Income         Amount         Income         Amount         Income
                                        ------         ------         ------         ------         ------         ------
                                                                      (Amounts in thousands)
Computed "expected" tax
  expense                                $538           35.0%          $405           35.0%         $(218)         (35.0)%
Effect of graduated tax rates             (15)          (1.0)           (12)          (1.0)             7            1.0
Tax-exempt income, net                   (324)         (21.0)          (260)         (22.5)          (193)         (31.0)
State income taxes, net
  of federal benefit                        -              -             87            7.5            (98)         (15.7)
Amortization of intangibles               105            6.7            169           14.6            202           32.4
Other, net                                 (4)          (0.2)           (96)          (8.3)           (39)          (6.2)
                                         ----          -----           ----          -----          -----        -------
                                         $300           19.5%          $293           25.3%         $(339)         (54.5)%
                                         ----          -----           ----          -----          -----        -------
                                         ----          -----           ----          -----          -----        -------

NOTE 12.   EMPLOYEE BENEFIT PLANS

Employee Stock Ownership Plan: The Company has an Employee Stock Ownership Plan (the Plan) for the benefit of employees who meet the eligibility requirements. The Plan was established in 1990. The Plan held 63,282 shares of the Company's common stock, as of December 31, 2002, in a trust established in the Bank. The stock was acquired by the Plan using proceeds from a loan obtained from a nonrelated commercial lender. The loan was subsequently paid in full. Cash payments to the Plan consisted of dividends of $23,000, $30,000, and $36,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

In accordance with the applicable federal income tax regulations, the Bank is expected to honor the rights of certain participants to diversify their vested account balances or to liquidate their vested ownership of the stock in the event of employment termination. The purchase price of the stock is based on the market value. If the Company's stock is not traded on an established market at the time of a Plan participant's termination, the terminated Plan participant has the right to require the Bank to purchase the stock at its current fair market value. Bank management believes there is an established market for the Company's stock and therefore the Bank believes there is no potential repurchase obligation at December 31, 2002 and 2001.

Profit Sharing Plan: The Bank has a 401(k) plan whereby substantially all eligible employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 25 percent of the first 6 percent of an employee's compensation contributed to the 401(k) plan. Additionally, the Company may make a discretionary profit sharing contribution. Matching contributions vest to the employee over a seven-year period. For the years ended December 31, 2002, 2001, and 2000, contributions to the 401(k) plan amounted to $133,000, $99,000, and $154,000, respectively.

NOTE 13.   DEFERRED COMPENSATION PLAN

As a result of acquisitions, the Bank assumed deferred compensation agreements with certain officers of the acquired Banks. Amounts are accumulated in an account from which benefits will be paid to the officers at termination or retirement. As of December 31, 2002 and 2001 the recorded deferred compensation liability totaled $488,000 and $470,000, respectively.

In addition, during 2002 the Company purchased $5,000,000 of bank-owned life insurance on certain key employees to help offset the cost of increasing employee benefits. Included in other assets is $5,751,000 and $654,000 of related cash surrender values on various life insurance policies as of December 31, 2002 and 2001, respectively.

NOTE 14.   COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

On August 18, 2000, the Bank filed a lawsuit in Waukesha County, Wisconsin, against Fiserv, Inc., a former data processing services provider, for breach of contract. The Bank was seeking to recover damages sustained due to a processing error in which approximately $500,000 was improperly charged to the Bank's check clearing account at the FHLB of Chicago. On February 14, 2003, a jury delivered a verdict that Fiserv, Inc. did not breach its contract with the Bank. Fiserv, Inc. has filed a counterclaim seeking approximately $400,000 reimbursement of legal fees. The court has not made a final ruling on the case or any counter claims that have been, or may be filed by Fiserv, Inc. Although the ultimate disposition of any counterclaims can not be predicted with any certainty, the Company believes that the case will not have a material adverse effect on the Company's consolidated financial position, though it could have a material adverse effect on the Company's consolidated results of operations in a given year.

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and issuing letters of credit as they do for on-balance-sheet instruments.

Off-balance-sheet financial instruments, whose contracts represented credit and/or interest rate risk at December 31, was as follows:

                                                 2002           2001
                                                 ----           ----
                                                 (Amounts in thousands)

       Unused lines of credit:
          Commercial and other                  $20,183        $21,018
          Credit cards                            4,463          4,372
       Standby letters of credit                    950            383
       Commitments to sell extend credit          5,343          6,165

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties. Credit card commitments are unsecured.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral, which may include accounts receivable, inventory, property, equipment, and income-producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third-party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary on the previous page. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2002 and 2001, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

The Company frequently enters into loan sale commitments prior to closing loans in order to limit interest rate risk for the period of time between when a loan is committed and when it is sold. These sale commitments are typically made on a loan-by-loan basis.

Except for the above-noted commitments to originate loans in the normal course of business, the Company and Bank have not undertaken the use of off-balance-sheet derivative financial instruments for any purpose.

The Bank leases one branch office location under an operating lease expiring in December 2007. The lease is subject to inflationary adjustments after three years of occupancy and provides the Bank with the option to purchase the entire leased office building. In addition, the Bank is obligated to pay a portion of the real estate taxes, insurance, and common area maintenance. The total minimum rental commitment under the lease agreement at December 31, 2002 is approximately $251,000. Total rent expense for the years ended December 31, 2002, 2001, and 2000 was $71,000, $66,000, and $98,000, respectively.

The Company and the Bank do not engage in the use of interest-rate swaps, futures or option contracts as of December 31, 2002.

Practically all of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. Although the Bank has a diversified loan portfolio, the ability of their debtors to honor their contracts is dependent on the economic conditions of the counties surrounding the Bank. The concentration of credit by type of loan is set forth in Note 4.

NOTE 15.   REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS OF DIVIDENDS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy requires the Company and the Bank to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the regulatory agencies categorized the Company as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier 1 leverage ratios as set forth in the table on the following page. There are no conditions or events since these notifications that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are presented in the following table:

                                                                                                      To Be Well
                                                                        For Capital                Capitalized Under
                                                                         Adequacy                  Prompt Corrective
                                            Actual                       Purposes                  Action Provisions
                                      -------------------          --------------------          --------------------
                                     Amount         Ratio          Amount         Ratio          Amount         Ratio
                                     ------         -----          ------         -----          ------         -----
                                                                  (Amounts in thousands)
As of December 31, 2002:
  Total capital
  (to risk-weighted assets):
      Blackhawk Bancorp, Inc.       $29,125          13.9%        $16,713           8.0%                  N/A
      Blackhawk State Bank           27,244          13.1          16,695           8.0         $20,869          10.0%
  Tier I capital
  (to risk-weighted assets):
      Blackhawk Bancorp, Inc.        27,042          12.9           8,357           4.0                   N/A
      Blackhawk State Bank           25,161          12.1           8,347           4.0          12,521           6.0
  Tier I capital
  (to average assets):
      Blackhawk Bancorp, Inc.        27,042           8.3          13,049           4.0                   N/A
      Blackhawk State Bank           25,161           7.7          13,048           4.0          16,310           5.0

As of December 31, 2001:
  Total capital
  (to risk-weighted assets):
      Blackhawk Bancorp, Inc.       $20,577           9.6%        $17,134           8.0%                  N/A
      Blackhawk State Bank           27,229          12.7          17,131           8.0         $21,414          10.0%
  Tier I capital
  (to risk-weighted assets):
      Blackhawk Bancorp, Inc.        18,173           8.5           8,567           4.0                   N/A
      Blackhawk State Bank           24,825          11.6           8,565           4.0          12,848           6.0
  Tier I capital
  (to average assets):
      Blackhawk Bancorp, Inc.        18,173           5.9          12,387           4.0                   N/A
      Blackhawk State Bank           24,825           8.0          12,391           4.0          15,489           5.0

A source of income and funds of the Company are dividends from the Bank. Dividends declared by the Bank that exceed the retained net income for the most current year plus retained net income for the preceding two years must be approved by federal and state regulatory agencies. Under this formula, dividends of approximately $508,000 may be paid without prior regulatory approval.

NOTE 16.   FAIR VALUE OF FINANCIAL INFORMATION

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than a forced liquidation. Fair value is best-determined base upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts of cash and due from banks equal their fair values.

Federal funds sold and securities purchased under agreements to resell: The carrying amounts of federal funds sold and securities purchased under agreements to resell equal their fair values.

Interest-bearing deposits in banks: The carrying amounts of interest-bearing deposits in banks equal their fair values.

Available-for-sale and held-to-maturity securities: Fair values for securities are based on quoted market prices.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan.

Cash surrender value of life insurance: Life insurance agreements reprice periodically with no significant change in credit risk. Fair values approximate carrying values for these agreements.

Accrued interest receivable and payable: The carrying amounts of accrued interest receivable and payable equal their fair values.

Deposits: The fair values disclosed for demand deposits (interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates within the market place.

Short-term borrowings: The carrying amounts of short-term borrowings equal their fair values.

Other borrowings: The fair values of other borrowings are estimated using discounted cash flow analysis based on current interest rates being offered by instruments with similar terms and credit quality.

Company Obligated Mandatorily Redeemable Preferred Securities: The carrying amount of the Company Obligated Mandatorily Redeemable Preferred Securities equals its fair value.

Off-balance-sheet instruments: The estimated fair value of fee income on letters of credit at December 31, 2002 and 2001 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 2002 and 2001.

The estimated fair values of the Company's financial instruments are as follows:

                                                              2002                         2001
                                                              ----                         ----
                                                    Carrying       Estimated      Carrying       Estimated
                                                     Amount       Fair Value       Amount       Fair Value
                                                     ------       ----------       ------       ----------
                                                                    (Amounts in thousands)
Financial assets:
   Cash and due from banks                           $12,572        $12,572        $11,746        $11,746
   Federal funds sold and securities
     purchased under agreements
     to resell                                        13,120         13,120         16,000         16,000
   Interest-bearing deposits in banks                  8,472          8,472          8,274          8,274
   Available-for-sale securities                      83,897         83,897         42,595         42,595
   Held-to-maturity securities                        23,002         24,016         23,735         24,172
   Loans, net                                        186,300        191,945        209,135        213,906
   Cash surrender value of life insurance              5,751          5,751            654            654
   Accrued interest receivable                         2,082          2,082          2,067          2,067

Financial liabilities:
   Deposits                                          263,085        263,647        249,605        250,747
   Short-term borrowings                              13,454         13,454          6,087          6,087
   Long-term borrowings                               38,900         41,969         48,388         50,414
   Company Obligated Manditorily
      Redeemable Preferred Securities                  7,000          7,000              -              -
   Accrued interest payable                              921            921          1,044          1,044

NOTE 17.   PARENT COMPANY ONLY FINANCIAL INFORMATION

                                 BALANCE SHEETS
                             (Parent Company Only)

                                                             December 31,
                                                             ------------
                                                         2002            2001
                                                         ----            ----
                                                        (Amounts in thousands)
ASSETS
   Cash                                                $     5         $    48
   Interest-bearing deposits in banks                    1,981               6
   Investment in subsidiary                             31,135          30,393
   Due from subsidiaries, net                               11             262
   Other assets                                            222              33
                                                       -------         -------
       TOTAL ASSETS                                    $33,354         $30,742
                                                       -------         -------
                                                       -------         -------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Other borrowings                                    $    55         $ 6,738
   Subordinated debentures                               7,217               -
   Other liabilities                                       284             263
                                                       -------         -------
                                                         7,556           7,001
                                                       -------         -------
Stockholders' Equity
   Common stock                                             25              24
   Surplus                                               8,698           7,555
   Retained earnings                                    15,788          15,447
   Accumulated other comprehensive income                1,287             773
   Treasury stock, at cost                                   -             (58)
                                                       -------         -------
       TOTAL STOCKHOLDERS' EQUITY                       25,798          23,741
                                                       -------         -------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $33,354         $30,742
                                                       -------         -------
                                                       -------         -------

                              STATEMENTS OF INCOME
                             (Parent Company Only)

                                                                  December 31,
                                                                  ------------
                                                       2002           2001           2000
                                                       ----           ----           ----
                                                             (Amounts in thousands)
Income:
   Dividends from subsidiaries                        $1,495         $1,500         $1,250
   Other income                                            7              9              4
                                                      ------         ------         ------
       TOTAL INCOME                                    1,502          1,509          1,254
                                                      ------         ------         ------

Expenses:
   Interest expense                                      303            444            501
   Professional fees                                      39             24             90
   Other expenses                                         74             65             71
                                                      ------         ------         ------
       TOTAL EXPENSES                                    416            533            662
                                                      ------         ------         ------

       INCOME BEFORE INCOME TAX BENEFIT AND
         EQUITY IN UNDISTRIBUTED NET INCOME (LOSS)
         OF SUBSIDIARY                                 1,086            976            592

Income tax benefit                                      (139)          (178)          (228)
                                                      ------         ------         ------

       INCOME BEFORE EQUITY IN UNDISTRIBUTED
         NET INCOME (LOSS) OF SUBSIDIARY               1,225          1,154            820

Equity in undistributed
  net income (loss) of subsidiary                         11           (290)        (1,103)
                                                      ------         ------         ------
       NET INCOME (LOSS)                              $1,236         $  864         $ (283)
                                                      ------         ------         ------
                                                      ------         ------         ------

                            STATEMENTS OF CASH FLOWS
                             (Parent Company Only)

                                                                   December 31,
                                                                   ------------
                                                       2002            2001           2000
                                                       ----            ----           ----
                                                              (Amounts in thousands)
Cash Flows From Operating Activities
   Net income (loss)                                  $1,236           $864          $(283)
   Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Amortization                                       17             38             38
       Distributions in excess of (less than)
         earnings of subsidiary                          (11)           290          1,103
       Tax benefit of nonqualified
         stock options exercised                         (72)           (39)           (56)
       (Increase) decrease in due from subsidiaries      251           (131)           100
       (Increase) decrease in other assets              (134)           135            347
       Increase (decrease) in other liabilities           80            (12)            (9)
                                                     -------        -------        -------
           NET CASH PROVIDED BY OPERATING ACTIVITIES   1,367          1,145          1,240
                                                     -------        -------        -------

Cash Flows From Investing Activities
   Net increase in interest-bearing
     deposits in banks                                (1,975)             -             (1)
   Investment in Blackhawk Statutory Trust I            (217)             -              -
                                                     -------        -------        -------
            NET CASH USED IN INVESTING ACTIVITIES     (2,192)             -             (1)
                                                     -------        -------        -------

Cash Flows From Financing Activities
   Sale of treasury stock                                 49             50              -
   Proceeds from exercise of stock options             1,081            112             54
   Net increase in short-term debtentures                  -            500            550
   Issuance of subordinated debtentures                7,217              -              -
   Payments on borrowings                             (6,683)          (843)          (622)
   Dividends paid                                       (882)        (1,057)        (1,117)
                                                     -------        -------        -------
       NET CASH PROVIDED BY (USED IN)
         FINANCING ACTIVITIES                            782         (1,238)        (1,135)
                                                     -------        -------        -------
       NET INCREASE (DECREASE) IN CASH                   (43)           (93)           104

Cash:
   Beginning                                              48            141             37
                                                     -------        -------        -------
   Ending                                            $     5        $    48        $   141
                                                     -------        -------        -------
                                                     -------        -------        -------